CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT TO
EMPLOYMENT AGREEMENT

This AMENDMENT, dated as of December 8, 2011, between Towerstream Corporation, a Delaware corporation (the “Company”) and Jeffrey M. Thompson, an individual (“Employee”), amends that certain Employment Agreement first entered into between Company and Employee as of the 21st day of December 2007 (the “Employment Agreement”).

1.	Pursuant to the terms of the Employment Agreement, Employee was employed as Company’s Chief Executive Officer.

2.	The Company and the Employee desire to amend the Employment Agreement such that Employee as set forth herein.

3.	Section 4 (a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall pay the Employee as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $330,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. This Amendment extends the term of the Employee Employment Agreement two years from the Effective Date of this Amendment.

4.	Section 4 of the Employment Agreement is hereby amended by adding new subparagraph “(f)”, as follows:

“Special Bonuses.  The Employee shall be eligible to receive a bonus (the “Bonus”) (and such additional Bonuses as is awarded by the Compensation Committee of the Board (the “Compensation Committee”). The Bonus shall be paid by the Company to the Employee promptly after determination that any of the targets related Employee’s performance having been met. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board of Directors.  The “Bonuses” shall survive expiration or termination of this Agreement for a period of twelve (12) months, provided that the transaction occurs with a party with which Employee had material substantive discussions and a letter of intent and substantive due diligence activities commenced prior to termination of the Term.

The Company shall pay the following Special Bonus amounts to Employee:

(i)	the Company shall pay Employee $25,000.00 as a bonus on the Effective Date;

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

(ii)	the Company shall pay Employee $25,000.00 upon closing of the acquisition of [*];

(iii)	the Company shall pay Employee, upon completion of the first agreement to provide [*], a one-time bonus of $25,000.

(iv)
In addition, Employee can elect to convert to cash up to twenty-five (25%) percent of the shares of Common Stock issued to Employee under the next three awards of the equity incentive plan of the Company, cash amount determined under the Black-Scholes method determined based upon the strike price of the Common Stock as specified in the equity incentive plan.”

5.	Section 13 of the Employment Agreement is hereby added as follows:

Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

To the extent that Employee will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Employee terminations plus (y) the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.	The effective date of this Amendment shall be December 10, 2011.

7.
Terms used in this Amendment but not defined herein will have the respective meanings ascribed to such terms in the Employment Agreement.  In the event of any conflict between the terms of this Amendment and the terms of the Employment Agreement, this Amendment shall control.  Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect.

TOWERSTREAM CORPORATION By:/s/ Howard L. Haronian Name: Howard L. Haronian Title: Chairman, Compensation Committee JEFFREY M. THOMPSON /s/ Jeffrey M. Thompson